EXHIBIT 99.1

ChinaNet Online Holdings Reports Second Quarter 2015 Financial Results

Management to Host Earnings Conference Call on Tuesday, August 18, 2015 at 8:30 am ET

BEIJING, Aug. 17, 2015 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (NASDAQ:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the second fiscal quarter of 2015.

Summary Financials

Second Quarter 2015 Results (USD) (Unaudited)
	Q2 2015	Q2 2014	CHANGE
Sales	$9.6 million	$10.4 million	-7.1%
Gross Profit	$2.3 million	$1.7 million	+34.3%
Gross Margin	23.7%	16.4%	+44.5%
Net Loss Attributable to ChinaNet	($1.2) million	($1.3) million	--
EPS (Diluted)	($0.05)	($0.06)	--
Non-GAAP Adjusted Net Loss Attributable to ChinaNet (1)	($0.8) million	--	--
Non-GAAP Adjusted EPS (Diluted) (1)	($0.03)	--	--

(1) Non-GAAP Adjusted Net Loss Attributable to ChinaNet and EPS excluded a share-based compensation expense related to restricted shares of the Company's common stock issued to management of $0.4 million.

Second Quarter 2015 Financial Results

Revenues for the three months ended June 30, 2015 were $9.6 million compared to $10.4 million for the three months ended June 30, 2014, representing a 7.1% decrease. During the second quarter, revenues from improving internet advertisement, which increased 16%, offset declines in search engine marketing services, TV advertising and brand management and sales channel building services from the period a year ago. Internet advertising and related services, TV advertising, and brand management and sales channel building revenues were $8.5 million, $1.0 million, and $0.04 million in the second quarter of 2015, respectively.

Second Quarter 2015 Revenue Breakdown by Business Unit (USD in thousands)

	Q2 2015%		Q2 2014%		% Change
Internet Advertisement and Related Services	$8,486	88%	$8,228	79%	+3.1%
TV Advertisement	$1,023	11%	$1,812	18%	-43.5%
Bank Kiosks	$69	1%	$67	1%	+3.0%
Brand Mgmt. & Sales Channel Building	$44	1%	$254	2.5%	-82.7%

Gross profit for the three months ended June 30, 2015 was $2.3 million compared to $1.7 million for the same period in 2014. Gross margin was 23.7%, up from 16.4% in the second quarter of 2014. The improvement of gross margin for the second quarter was a direct result of the increase in gross margin of the internet advertising and related services segment to 25% for the three months ended June 30, 2015 compared to 17% for the same period of last year.

The Company incurred an operating loss of $1.3 million for the three months ended June 30, 2015 compared to an operating loss of $1.3 million in the same period a year ago.

Net loss attributable to ChinaNet for the three months ended June 30, 2015 was $1.2 million and loss per share was $0.05, compared to a net loss of $1.3 million and loss per share of $0.06 in the second quarter of 2014. Excluding the share-based compensation expense as discussed above, the Non-GAAP adjusted net loss attributable to ChinaNet common stockholders and net loss per share were $0.8 million and $0.03, respectively.

Second Half 2015 Financial Results

Revenues for the six months ended June 30, 2015 were $15.47 million, a decrease of 0.5% from $15.54 million for the same period a year ago. Increased revenues from search engine marketing services offset declines in sales from TV advertising and brand management and sales channel building.

Gross profit and gross profit margin was $3.2 million and 20.5%, respectively, for the first six months of 2015. Operating expenses increased by 32.5% to $6.6 million compared to $5.0 million for the first six months of 2014. The Company reported an operating loss of $3.4 million in the first half of 2015.

Net loss attributable to ChinaNet common stockholders and net loss per share was $3.0 million and $0.11 for the six months ended June 30, 2015. The weighted average diluted shares outstanding were 26.6 million shares. Excluding the share-based compensation expense as discussed above of $0.8 million, the Non-GAAP adjusted net loss attributable to ChinaNet common stockholders and net loss per share were $2.2 million and $0.08, respectively.

Balance Sheet and Cash Flow

The Company had $4.6 million in cash and cash equivalents as of June 30, 2015, compared to $5.0 million as of December 31, 2014, working capital of $15.7 million, compared to $17.3 million as of December 31, 2014, and a current ratio of 2.5 to 1, compared to 2.7 to 1 as of December 31, 2014. Total stockholders' equity of ChinaNet was $34.2 million at June 30, 2015 compared to $36.2 million at December 31, 2014.

The Company had a $0.9 million of cash inflows from operations in the six months ended June 30, 2015 compared to a $0.9 million of cash outflows in the first six months of 2014.

Business Updates

In May, ChinaNet entered into a definitive securities purchase agreement with Dongsys Innovation (Beijing) Technology Development Co., Ltd. (Stock Code: 430362) (the "Purchaser" or " Dongsys Innovation ") to raise US$1,250,000 (the "Purchase Price"), pursuant to which the Purchaser has agreed to purchase 1,000,000 shares of common stock of the Company (the "Shares"). As of the date hereof, ChinaNet has received a ten percent (10%) guarantee payment in an amount equal to US$125,000 from the purchaser. On the date the Agreement was signed, the Purchaser also entered into a Lock-Up Agreement with the Company, whereby the Purchaser agreed not to transfer the Shares until May 26, 2017. Upon the Company's prior written approval, the lock-up restriction may be waived after May 26, 2016.

The proceeds from the offering, net of certain fees and expenses, will be used for working capital to fund technology research and development, marketing for new services and product launches, and potential mergers and acquisitions.

In July, the Company gave an update on its strategic investment client, Beijing Saturday Educational Technology Co., Ltd. ("Beijing Saturday"), which has experienced rapid growth since adopting ChinaNet's total solution of products and services in coordination with a 10% ownership stake. More than 600 Saturday Children's Fun Parks ("Saturday Fun Park"), a franchised chain of indoor children's entertainment/activity centers operated by Beijing Saturday, have been added to Saturday's existing 300 locations since ChinaNet's involvement in the third quarter of 2014. By continuing to leverage ChinaNet's IT service and marketing platform, Beijing Saturday expects to open an additional 150 new locations by the end of 2015, with strong focus on launching larger and more integrated Fun Parks with more than 1,000 square meters (or over 10,763 square feet) per location.

Conference Call

Management will host a conference call with investors at 8:30 am ET on Tuesday, August 18, 2015.

Date:	Tuesday, August 18, 2015
Time:	8:30 a.m. Eastern Time
Conference Line (U.S.):	1-888-427-9376
International Dial-In:	1-719-325-2484
Conference ID:	8797257
Webcast:	http://public.viavid.com/index.php?id=115928

A power point presentation will be available for downloading on the date of the conference call on ChinaNet's corporate website www.chinanet-online.com under Investor Relations-News/Events-Events and Presentations.

Please dial in at least 10 minutes before the call to ensure timely participation.

A replay of the call will be available from 11:30 am ET on August 18, 2015 to 11:59 pm ET on September 18, 2015. To access the replay, please dial 1-877-870-5176 from the U.S. and 1-858-384-5517 from outside the U.S. The PIN is 8797257.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and sooe.cn, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	June 30, 2015	December 31, 2014
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 4,645	$ 5,037
Term deposit	3,468	3,465
Accounts receivable, net	4,109	2,407
Other receivables, net	6,538	8,392
Prepayment and deposit to suppliers	6,860	8,092
Due from related parties	108	51
Other current assets	133	61
Deferred tax assets-current	355	176
Total current assets	26,216	27,681

Long-term investments	1,098	909
Property and equipment, net	790	943
Intangible assets, net	8,531	9,238
Deposit and prepayment for purchasing of software technology	851	850
Goodwill	6,778	6,772
Deferred tax assets-non current	1,112	1,037
Total Assets	$ 45,376	$ 47,430

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$ 818	$ 817
Accounts payable *	510	782
Advances from customers *	2,325	832
Accrued payroll and other accruals *	612	585
Due to noncontrolling interest of VIE *	557	638
Payable for purchasing of software technology *	865	2,826
Guarantee payment and prepayment from new investors	1,003	--
Taxes payable *	3,226	3,332
Other payables *	597	602
Total current liabilities	10,513	10,414

Long-term liabilities:
Deferred tax liability-non current *	887	964
Long-term borrowing from director	143	143
Total Liabilities	11,543	11,521

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.'s stockholders' equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 29,580,130 shares and 29,030,130 shares at June 30, 2015 and December 31, 2014, respectively)	30	29
Additional paid-in capital	25,658	24,703
Statutory reserves	2,607	2,607
Retained earnings	2,225	5,222
Accumulated other comprehensive income	3,648	3,625
Total ChinaNet Online Holdings, Inc.'s stockholders' equity	34,168	36,186

Noncontrolling interests	(335)	(277)
Total equity	33,833	35,909

Total Liabilities and Equity	$ 45,376	$ 47,430

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales
From unrelated parties	$ 15,002	$ 15,361	$ 9,217	$ 10,179
From related parties	468	183	405	182
	15,470	15,544	9,622	10,361
Cost of sales	12,291	12,487	7,345	8,665
Gross profit	3,179	3,057	2,277	1,696

Operating expenses
Sales and marketing expenses	2,250	2,095	1,047	1,506
General and administrative expenses	3,307	2,009	2,005	1,022
Research and development expenses	1,063	892	573	442
	6,620	4,996	3,625	2,970

Loss from operations	(3,441)	(1,939)	(1,348)	(1,274)

Other income (expenses)
Interest income	63	60	34	29
Interest expense	(34)	(32)	(17)	(16)
Other income/(expenses)	31	(3)	(1)	(2)
	60	25	16	11

Loss before income tax expense, equity method investments and noncontrolling interests	(3,381)	(1,914)	(1,332)	(1,263)
Income tax benefit/(expense)	324	(120)	98	(72)
Loss before equity method investments and noncontrolling interests	(3,057)	(2,034)	(1,234)	(1,335)
Share of income/(losses) in equity investment affiliates	2	(58)	1	(43)
Net loss	(3,055)	(2,092)	(1,233)	(1,378)
Net loss attributable to noncontrolling interests	58	93	24	47
Net loss attributable to ChinaNet Online Holdings, Inc.	$ (2,997)	$ (1,999)	$ (1,209)	$ (1,331)

Net loss	(3,055)	(2,092)	(1,233)	(1,378)
Foreign currency translation gain/(loss)	23	(281)	143	43
Comprehensive Loss	$ (3,032)	$ (2,373)	$ (1,090)	$ (1,335)
Comprehensive loss attributable to noncontrolling interests	58	92	25	47
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$ (2,974)	$ (2,281)	$ (1,065)	$ (1,288)

Loss per share
Loss per common share
Basic and diluted	$ (0.11)	$ (0.09)	$ (0.05)	$ (0.06)

Weighted average number of common shares outstanding:
Basic and diluted	26,572,856	22,376,540	26,776,650	22,376,540

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2015	2014
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$ (3,055)	$ (2,092)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	888	715
Share-based compensation expenses	956	17
Reverse of allowances for doubtful accounts	(77)	(30)
Share of (income)/losses in equity investment affiliates	(2)	58
Deferred taxes	(328)	(257)
Changes in operating assets and liabilities
Accounts receivable	(1,619)	2,484
Other receivables	1,856	1,285
Prepayment and deposit to suppliers	1,236	(3,460)
Due from related parties	(56)	86
Other current assets	(75)	(62)
Accounts payable	(273)	(6)
Advances from customers	1,490	24
Accrued payroll and other accruals	26	(151)
Other payables	(8)	271
Taxes payable	(109)	174
Net cash provided by/(used in) operating activities	850	(944)

Cash flows from investing activities
Purchases of vehicles and office equipment	(20)	(15)
Payment for purchasing of software technology	(1,958)	(846)
Repayment of short-term loan from unrelated entities	--	390
Long-term investment in cost/equity method investees	(186)	--
Net cash used in investing activities	(2,164)	(471)

Cash flows from financing activities
Short-term loan from noncontrolling interest of VIE	--	717
Repayment of short-term loan to noncontrolling interest of VIE	(82)	--
Guarantee payment and prepayment from new investors	1,000	--
Net cash provided by financing activities	918	717

Effect of exchange rate fluctuation on cash and cash equivalents	4	(21)

Net decrease in cash and cash equivalents	(392)	(719)

Cash and cash equivalents at beginning of the period	5,037	3,442
Cash and cash equivalents at end of the period	$ 4,645	$ 2,723
CONTACT: MZ North America
         Ted Haberfield, President
         Direct: +1-760-755-2716
         Email: thaberfield@mzgroup.us
         Web: www.mzgroup.us